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                                                                    Exhibit 10.6

                     [LETTERHEAD OF MAGIC RESTAURANTS, INC.]

                                December 27, 1996

Teleferscot International Limited
26 Vivian Way
Hamsted London N20AE

      Re: In re: Magic Restaurants, Inc., et al; Case No. 95-376, etc., in the United States Bankruptcy Court for the District of Delaware

Dear Sirs:

            This letter will confirm the agreement ("Agreement") and firm commitment by Teleferscot International Limited ("Teleferscot") to provide permanent financing to Magic Restaurants, Inc. ("MRI") and certain of its subsidiaries, in connection with the contemplated confirmation of MRI's Second Amended Plan of Reorganization (as presently filed or as subsequently amended, the "Plan"). We have agreed as follows:

            1. Teleferscot has previously advanced $400,000 to MRI pursuant to a debtor-in-possession loan (the "DIP Loan"). The DIP Loan was approved, on an interim basis, by the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") by Order dated November 27, 1996. A final hearing to approve the DIP Loan is scheduled to take place in the Bankruptcy Court on December 30, 1996. MRI will seek authorization at that hearing to borrow up to US $3.3 million from Teleferscot pursuant to the DIP Loan.

            2. If the Bankruptcy Court approves the DIP Loan on a final basis and MRI is authorized to borrow US $3.3 million thereunder, Teleferscot agrees that it will promptly advance to MRI such amounts as MRI may request be advanced from time to time, up to a total principal advance (counting the $400,000 outstanding on this date) of US $3.3 million.

            3. All advances committed to be made by Teleferscot to MRI hereunder shall be made so as to be received by MRI in available domestic funds no later than January 20, 1997.

            4. The terms of the DIP Loan to Teleferscot shall be those terms set forth in the credit agreement and order signed by the Bankruptcy Court on November 27, 1996, with such other amendments or modifications as may be made to the credit agreement at the final
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      hearing on the DIP Loan. You have previously been provided a copy of the
      November 27, 1996 order of the Bankruptcy Court, including the accompanying credit agreement.

            5. You have previously been provided and have reviewed a copy of the Plan, including all technical amendments and modifications made to the Plan through and including December 5, 1996. The DIP Loan you have made and have committed to make in the future constitutes the "Post-petition Series B Notes" referred to under the Plan. You agree to consent to the treatment of your claims from the DIP Loan set forth in Article III.A.1.d. of the Plan.

            6. Exclusive venue regarding any dispute between you and MRI arising out of or relating to this Agreement, the Plan, or the DIP Loan shall lie in the Bankruptcy Court. You agree to submit to the jurisdiction of the Bankruptcy Court for any action arising out of or relating to this Agreement, the Plan, or the DIP Loan.

            7. You acknowledge and agree that MRI and its creditors are relying on your commitment to fully fund the DIP Loan, and that the interests of MRI and its creditors may be materially adversely affected if you fail to fulfill your commitment.

            Please counter-sign this letter to indicate your acknowledgment and agreement to the terms of this Agreement, and return a copy to me at the earliest possible time.

                                    Yours very truly,


                                    /S/

                                    Charles Olson, Jr., Chief Executive Officer
                                    Magic Restaurants, Inc.


AGREED:

TELEFERSCOTT INTERNATIONAL LIMITED


By: /S/
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